Vasomedical Inc.
180 Linden Avenue
Westbury, New York 11590
Tel: (516) 997-4600  Fax: (516) 997-2299
                                                                    NEWS RELEASE
CONTACT:  Natalie Karp
          Investor Relations
          (516) 997-4600 ext. 776

                  VASOMEDICAL ANNOUNCES $3.5 MILLION FINANCING
                      Proceeds to Expand Marketing Programs

Westbury, New York, May 8, 1998 Vasomedical, Inc. (NASDAQ:VASO) announced that it has received $3.5 million to expand its marketing programs to increase awareness of the benefits of EECP therapy among physicians, patients and insurers. This second tranche of financing from the same institutional investor from which the Company received funds last year demonstrates the investor's confidence in the EECP technology, its broad usefulness in the treatment of cardiovascular diseases and the Company's long-term economic outlook.

Anthony Viscusi, President and CEO of Vasomedical, stated that "the increasing acceptance of the EECP procedure as a scientifically validated option in the treatment of coronary artery disease and the increasing insurance reimbursement successes achieved by most current treatment centers around the country indicate that the market is ready to respond to a stepped-up marketing effort. The Company has already doubled its sales force and the new funding will enable us to undertake specific marketing initiatives, including customer support programs to further increase patient recruitment and insurance reimbursement, as well as seeding programs in capitated HMO settings where EECP , as a noninvasive, outpatient therapy, has the potential to create considerable economic benefits because of the elimination of hospital days and the avoidance of other costs associated with invasive procedures."

The financing, consummated through the issuance of 5% Series C Convertible Preferred Stock, was facilitated by Wharton Capital, a New York-based financial consulting firm.

Vasomedical (www.vasomedical.com) is a medical technology company devoted to the development, manufacture and commercialization of innovative and cost-effective cardiovascular products and processes.

[This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. When used in this release, words such as "anticipate", "believe", "estimate", "expect" and "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; and the risk factors reported from time to time in the Company's SEC reports.]

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